Exhibit 99.2

October 24, 2019

Twitter Announces Third Quarter 2019 Results

Reports 17% Year-over-Year Growth in Monetizable Daily Active Usage and 9% Year-Over-Year Growth in Total Revenue

SAN FRANCISCO, California - Twitter, Inc. (NYSE: TWTR) today announced financial results for its third quarter 2019.

“We drove strong growth in monetizable DAU (mDAU), up 17% year-over-year, driven by ongoing product improvements. We’re continuing to improve relevance while testing ways to make it easier for people to find what they are looking for on Twitter,” said Jack Dorsey, Twitter’s CEO. “We also continue to make progress on health, improving our ability to proactively identify and remove abusive content, with more than 50% of the Tweets removed for abusive content in Q3 taken down without a bystander or first person report.”

“Despite its challenges, this quarter validates our strategy of investing to drive long-term growth. More work remains to deliver improved revenue products. We’ll continue to prioritize our ad products along with health and our investments to drive ongoing growth in mDAU,” said Ned Segal, Twitter’s CFO. “We remain confident that focusing on our most important priorities, and delivering higher performing, better ad formats will deliver better outcomes for all of our stakeholders for years to come.”

Third Quarter 2019 Operational and Financial Highlights

Except as otherwise stated, all financial results discussed below are presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. As supplemental information, we have provided certain non-GAAP financial measures in this press release’s supplemental tables, and such supplemental tables include a reconciliation of these non-GAAP measures to our GAAP results.

•Revenue totaled $824(1) million, an increase of 9% year-over-year. Performance was impacted by revenue product issues, which we believe reduced year-over-year growth by 3 or more points, along with greater-than-expected seasonality.
◦Advertising revenue totaled $702 million, an increase of 8% year-over-year.
•Total ad engagements increased 23% year-over-year.
▪Cost per engagement (CPE) decreased 12% year-over-year.
◦Data licensing and other revenue totaled $121 million, an increase of 12% year-over-year.
◦US revenue totaled $465 million, an increase of 10% year-over-year.
◦International revenue totaled $358 million, an increase of 7% year-over-year.

•Costs and expenses totaled $780 million, an increase of 17% year-over-year, resulting in operating income of $44 million and 5% operating margin.

•Net income was $37 million, representing a net margin of 4% and diluted EPS of $0.05. In the same period last year, net income was $789 million, representing a net margin of 104% and diluted EPS of $1.02. Also in the same period last year, excluding the release of deferred tax asset valuation allowances of $683 million, adjusted net income was $106 million, representing an adjusted net margin of 14% and adjusted diluted EPS of $0.14.

____________________________________
(1) Please note that the sum of US and international revenue and the sum of advertising and data licensing and other revenue does not add up to total revenue due to rounding.

•Average monetizable daily active usage (mDAU) was 145 million, compared to 124 million in the same period of the previous year and compared to 139 million in the previous quarter.
◦Average US mDAU was 30 million, compared to 26 million in the same period of the previous year and compared to 29 million in the previous quarter.
◦Average international mDAU was 115 million, compared to 98 million in the same period of the previous year and compared to 110 million in the previous quarter.

Outlook

Our guidance for Q4, as in prior quarters, reflects the most likely range of outcomes based on our current visibility. We have considered the rebound in our advertising business in September, the strength of our bookings, and the organic events and product and service launches expected in Q4, along with the lingering headwinds we expect from the previously discussed revenue product issues we experienced in Q3. While we are taking steps to remediate these issues, we expect them to continue to weigh on the overall performance of our advertising business in the near term.

Specifically, we expect that, on a combined basis, moderated performance in our Mobile Application Promotion (MAP) product and the previously discussed issues in our personalization and data settings will likely result in 4 or more points of reduced year-over-year growth for total revenue in Q4, up from 3 or more points of impact in the third quarter. The increase reflects a full-quarter impact in Q4 vs. only a partial-quarter impact in Q3. These headwinds are incorporated in our outlook.

For Q4, we expect:
•Total revenue to be between $940 million and $1.01 billion
•Operating income to be between $130 million and $170 million

For FY 2019, we expect:
•Capital expenditures to be at or near the low end of our previous guidance range of $550 million to $600 million
•Stock-based compensation expense to be at or near the midpoint of our previous guidance range of $350 million to $400 million

Note that our outlook for Q4 2019 reflects foreign exchange rates as of October 2019.

For more information regarding the non-GAAP financial measures discussed in this press release, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

Appendix

Third Quarter 2019 Webcast and Conference Call Details
Twitter will host a conference call today, Thursday, October 24, 2019, at 5am Pacific Time (8am Eastern Time) to discuss financial results for the third quarter of 2019. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using $TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @nedsegal, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Fourth Quarter Earnings Release Details
Twitter will release financial results for the fourth quarter and fiscal year of 2019 on February 6, 2020, before the market opens at approximately 4am Pacific Time (7am Eastern Time). On the same day, Twitter will host a conference call to discuss those financial results at 5am Pacific Time (8am Eastern Time).

About Twitter, Inc. (NYSE: TWTR)
Twitter is what’s happening in the world and what people are talking about right now. From breaking news and entertainment to sports, politics, and everyday interests, see every side of the story. Join the open conversation. Watch live-streaming events. Available in more than 40 languages around the world, the service can be accessed via twitter.com, an array of mobile devices, and SMS. For more information, please visit about.twitter.com, follow @Twitter, and download both the Twitter and Periscope apps at twitter.com/download and periscope.tv.

A Note About Metrics
Twitter defines monetizable daily active usage or users (mDAU) as Twitter users who logged in or were otherwise authenticated and accessed Twitter on any given day through twitter.com or Twitter applications that are able to show ads. Average mDAU for a period represents the number of mDAU on each day of such period divided by the number of days for such period. Changes in mDAU are a measure of changes in the size of our daily logged in or otherwise authenticated active user base. To calculate the year-over-year change in mDAU, we subtract the average mDAU for the three months ended in the previous year from the average mDAU for the same three months ended in the current year and divide the result by the average mDAU for the three months ended in the previous year. Additionally, our calculation of mDAU is not based on any standardized industry methodology and is not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies.

The numbers of active users presented in our earnings materials are based on internal company data. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and user engagement across our large user base around the world. Furthermore, our metrics may be impacted by our information quality efforts, which are our overall efforts to reduce malicious activity on the service, inclusive of spam, malicious automation, and fake accounts. For example, there are a number of false or spam accounts in existence on our platform. We have performed an internal review of a sample of accounts and estimate that the average of false or spam accounts during the third quarter of 2019 represented fewer than 5% of our mDAU during the quarter. The false or spam accounts for a period represents the average of false or spam accounts in the samples during each monthly analysis period during the quarter. In making this determination, we applied significant judgment, so our estimation of false or spam accounts may not accurately represent the actual number of such accounts, and the actual number of false or spam accounts could be higher than we have estimated. We are continually seeking to improve our ability to estimate the total number of spam accounts and eliminate them from the calculation of our active users, and have made improvements in our spam detection capabilities that have resulted in the suspension of a large number of spam, malicious automation and fake accounts. We intend to continue to make such improvements. After we determine an account is spam, malicious automation or fake, we stop counting it in our mDAU, or other related metrics. We also treat multiple accounts held by a single person or organization as multiple users for purposes of calculating our active users because we permit people and organizations to have more than one account. Additionally, some accounts used by organizations are used by many people within the organization. As such, the calculations of our active users may not accurately reflect the actual number of people or organizations using our platform.

In addition, our data regarding user geographic location for purposes of reporting the geographic location of our mDAU is based on the IP address or phone number associated with the account when a user initially registered the account on Twitter. The IP address or phone number may not always accurately reflect a user’s actual location at the time such user engaged with our platform. For example, a mobile user may appear to be accessing Twitter from the location of the proxy server that the user connects to rather than from a user’s actual location.

We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy. Our measures of user growth and user engagement may differ from estimates published by third parties or from similarly-titled metrics of our competitors due to differences in methodology.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its outlook, guidance and statements regarding future disclosures as well as the factors expected to affect future financial and operating performance; Twitter’s expectations regarding its strategies, product, and business plans, including its priorities, product initiatives, and product experiments; Twitter’s strategies for improving the health of the platform and improving safety; and Twitter’s strategies and expectations for increasing audience growth, including delivering more relevant content, and advertiser value. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: Twitter's user base and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's products and product features do not meet expectations or contain bugs; Twitter is unable to detect and remediate bugs in a timely manner; advertisers reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, each filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019. The forward-looking statements in this press release are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures
To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including revenues excluding foreign exchange effect, which we refer to as on a constant currency basis, non-GAAP income before income taxes, non-GAAP provision (benefit) for income taxes, non-GAAP net income, non-GAAP diluted net income per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income, adjusted net margin, adjusted diluted net income per share, and adjusted free cash flow. In order to present revenues on a constant currency basis for the fiscal quarter ended September 30, 2019, Twitter translated the applicable measure using the prior year's monthly exchange rates for its settlement currencies other than the US dollar. Twitter defines non-GAAP income before income taxes as income before income taxes adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately-held companies, restructuring charges and one-time nonrecurring gain, if any; Twitter defines non-GAAP provision (benefit) for income taxes as the current and deferred income tax expense commensurate with the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings; and Twitter defines non-GAAP net income as net income adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately-held companies, restructuring charges and one-time nonrecurring gain, if any, and adjustment to income tax expense based on the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings. Non-GAAP diluted net income per share is calculated by dividing non-GAAP net income by GAAP diluted share count. Twitter defines adjusted EBITDA as net income adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges and one-time nonrecurring gain, if any. Twitter defines non-GAAP costs and expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, restructuring charges and one-time nonrecurring gain, if any. We have presented adjusted net income solely to exclude the benefit related to the establishment of deferred tax assets for corporate structuring for certain geographies in the nine months ended September 30, 2019 and related to the release of a deferred tax asset valuation allowance in the three and nine months ended September 30, 2018, and no other adjustments were made in the calculation of these measures. Adjusted net margin is calculated by dividing adjusted net income by GAAP revenue. Adjusted diluted net income per share is calculated by dividing adjusted net income by GAAP diluted share count. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through finance leases, less proceeds received from the disposition of property and equipment).

Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter believes that revenues excluding foreign exchange effect, non-GAAP income before income taxes, non-GAAP provision (benefit) for income taxes, non-GAAP net income, non-GAAP diluted net income per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income, adjusted net margin, and adjusted dilutive net income per share provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. Twitter believes that revenues on a constant currency basis is a useful metric that facilitates comparison to its historical performance. Twitter believes that non-GAAP net income, non-GAAP diluted net income per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income, adjusted net margin, and adjusted diluted net income per share help identify underlying trends in its business that could otherwise be masked by expenses and one-time gains or charges that it excludes in non-GAAP net income, non-GAAP diluted net income per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income, adjusted net margin, and adjusted diluted net income per share, or the effect of the one-time benefits related to the establishment of deferred tax assets or the release of deferred tax asset valuation allowance described above, which are non-operating benefits. In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of its ability to fund its cash needs.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors:
Cherryl Valenzuela
ir@twitter.com

Press:
Giovanna Falbo
press@twitter.com

TWITTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$1,869,444	$1,894,444
Short-term investments	3,946,940	4,314,957
Accounts receivable, net	684,186	788,700
Prepaid expenses and other current assets	123,881	112,935
Total current assets	6,624,451	7,111,036
Property and equipment, net	994,266	885,078
Operating lease right-of-use assets	663,423	—
Intangible assets, net	46,915	45,025
Goodwill	1,243,472	1,227,269
Deferred tax assets, net	1,896,340	808,459
Other assets	132,058	85,705
Total assets	$11,600,925	$10,162,572
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$150,785	$145,186
Accrued and other current liabilities	445,676	405,751
Convertible notes, short-term	—	897,328
Operating lease liabilities, short-term	132,219	—
Finance lease liabilities, short-term	33,947	68,046
Total current liabilities	762,627	1,516,311
Convertible notes, long-term	1,794,885	1,730,922
Operating lease liabilities, long-term	580,976	—
Finance lease liabilities, long-term	3,086	24,394
Deferred and other long-term tax liabilities, net	20,329	17,849
Other long-term liabilities	23,380	67,502
Total liabilities	3,185,283	3,356,978
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	8,638,734	8,324,974
Accumulated other comprehensive loss	(115,909)	(65,311)
Accumulated deficit	(107,187)	(1,454,073)
Total stockholders’ equity	8,415,642	6,805,594
Total liabilities and stockholders’ equity	$11,600,925	$10,162,572

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$823,717	$758,111	$2,451,988	$2,133,523
Costs and expenses
Cost of revenue	281,057	243,644	823,033	696,652
Research and development	178,553	150,764	484,041	412,684
Sales and marketing	226,204	193,496	672,252	559,587
General and administrative	93,758	78,339	259,173	218,183
Total costs and expenses	779,572	666,243	2,238,499	1,887,106
Income from operations	44,145	91,868	213,489	246,417
Interest expense	(36,226)	(38,336)	(111,803)	(95,333)
Interest income	40,348	36,067	123,776	74,208
Other income (expense), net	(504)	(2,341)	6,583	(8,285)
Income before income taxes	47,763	87,258	232,045	217,007
Provision (benefit) for income taxes	11,241	(701,921)	(1,114,841)	(733,286)
Net income	$36,522	$789,179	$1,346,886	$950,293
Net income per share:
Basic	$0.05	$1.04	$1.75	$1.26
Diluted	$0.05	$1.02	$1.72	$1.23
Weighted-average shares used to compute net income per share:
Basic	772,789	756,537	768,719	752,233
Diluted	790,523	776,002	784,443	771,511

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Cash flows from operating activities
Net income	$36,522	$789,179	$1,346,886	$950,293
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	119,986	111,947	349,076	314,775
Stock-based compensation expense	98,623	91,606	276,729	244,341
Amortization of discount on convertible notes	30,464	30,878	93,251	74,909
Deferred income taxes	5,898	(706,081)	(1,138,293)	(748,366)
Impairment of investments in privately-held companies	—	—	1,550	3,000
Other adjustments	4,262	(2,779)	(13,841)	(5,838)
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	26,695	(11,579)	93,932	35,389
Prepaid expenses and other assets	17,019	123,536	83,646	103,234
Accounts payable	(7,859)	(5,762)	(12,599)	(22,590)
Accrued and other liabilities	3,909	22,954	(54,152)	58,565
Net cash provided by operating activities	335,519	443,899	1,026,185	1,007,712
Cash flows from investing activities
Purchases of property and equipment	(170,252)	(120,372)	(389,073)	(409,913)
Proceeds from sales of property and equipment	1,233	3,671	4,290	8,127
Purchases of marketable securities	(948,761)	(2,063,444)	(3,940,682)	(4,054,312)
Proceeds from maturities and sales of marketable securities	1,492,950	1,154,449	4,325,187	2,792,558
Purchases of investments in privately-held companies	(50,750)	—	(51,163)	(2,175)
Business combinations, net of cash acquired	—	(1,068)	(20,302)	(33,572)
Other investing activities	(9,500)	—	2,281	—
Net cash provided by (used in) investing activities	314,920	(1,026,764)	(69,462)	(1,699,287)
Cash flows from financing activities
Proceeds from issuance of convertible notes	—	—	—	1,150,000
Purchases of convertible note hedges	—	—	—	(267,950)
Proceeds from issuance of warrants concurrent with note hedges	—	—	—	186,760
Debt issuance costs	—	(1,753)	—	(13,483)
Repayment of convertible notes	(935,000)	—	(935,000)	—
Taxes paid related to net share settlement of equity awards	(3,757)	(6,820)	(16,695)	(16,180)
Payments of finance lease obligations	(15,694)	(22,222)	(53,627)	(69,504)
Proceeds from exercise of stock options	244	154	753	3,251
Proceeds from issuances of common stock under employee stock purchase plan	—	—	25,209	16,337
Net cash provided by (used in) financing activities	(954,207)	(30,641)	(979,360)	989,231
Net increase (decrease) in cash, cash equivalents and restricted cash	(303,768)	(613,506)	(22,637)	297,656
Foreign exchange effect on cash, cash equivalents and restricted cash	(8,792)	(2,697)	(1,790)	(15,211)
Cash, cash equivalents and restricted cash at beginning of period	2,210,008	2,572,505	1,921,875	1,673,857
Cash, cash equivalents and restricted cash at end of period	$1,897,448	$1,956,302	$1,897,448	$1,956,302
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$—	$—	$—	$19,165
Equipment purchases under finance leases	$—	$—	$—	$16,086
Changes in accrued property and equipment purchases	$(50,932)	$(36,171)	$26,679	$(28,617)
Reconciliation of cash, cash equivalents and restricted cash as shown in the consolidated statements of cash flows
Cash and cash equivalents	$1,869,444	$1,928,929	$1,869,444	$1,928,929
Restricted cash included in prepaid expenses and other current assets	1,869	1,690	1,869	1,690
Restricted cash included in other assets	26,135	25,683	26,135	25,683
Total cash, cash equivalents and restricted cash	$1,897,448	$1,956,302	$1,897,448	$1,956,302

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Non-GAAP net income and net income per share:
Net income	$36,522	$789,179	$1,346,886	$950,293
Exclude: Provision (benefit) for income taxes	11,241	(701,921)	(1,114,841)	(733,286)
Income before income taxes	47,763	87,258	232,045	217,007
Stock-based compensation expense	98,623	91,606	276,729	244,341
Amortization of acquired intangible assets	3,806	4,380	12,509	14,198
Non-cash interest expense related to convertible notes	30,464	30,878	93,251	74,909
Impairment (gain) on investments in privately-held companies	—	—	(8,611)	3,000
Restructuring charges	—	(18)	(217)	(1,266)
Non-GAAP income before income taxes	180,656	214,104	605,706	552,189
Non-GAAP provision (benefit) for income taxes(1)	43,820	51,386	(1,058,352)	132,526
Non-GAAP net income	$136,836	$162,718	$1,664,058	$419,663
GAAP diluted shares	790,523	776,002	784,443	771,511
Non-GAAP diluted net income per share	$0.17	$0.21	$2.12	$0.54
Adjusted EBITDA:
Net income	$36,522	$789,179	$1,346,886	$950,293
Stock-based compensation expense	98,623	91,606	276,729	244,341
Depreciation and amortization expense	119,986	111,947	349,076	314,775
Interest and other expense, net	(3,618)	4,610	(18,556)	29,410
Provision (benefit) for income taxes	11,241	(701,921)	(1,114,841)	(733,286)
Restructuring charges	—	(18)	(217)	(1,266)
Adjusted EBITDA	$262,754	$295,403	$839,077	$804,267
Stock-based compensation expense by function:
Cost of revenue	$5,757	$4,247	$16,778	$12,384
Research and development	53,009	53,195	149,499	140,210
Sales and marketing	23,755	19,634	64,022	52,681
General and administrative	16,102	14,530	46,430	39,066
Total stock-based compensation expense	$98,623	$91,606	$276,729	$244,341
Amortization of acquired intangible assets by function:
Cost of revenue	$3,806	$3,915	$11,889	$12,803
Sales and marketing	—	465	620	1,395
Total amortization of acquired intangible assets	$3,806	$4,380	$12,509	$14,198
Restructuring charges by function:
Cost of revenue	$—	$(1)	$(13)	$(78)
Research and development	—	(6)	(73)	(425)
Sales and marketing	—	(7)	(87)	(514)
General and administrative	—	(4)	(44)	(249)
Total restructuring charges	$—	$(18)	$(217)	$(1,266)
Non-GAAP costs and expenses:
Total costs and expenses	$779,572	$666,243	$2,238,499	$1,887,106
Less: stock-based compensation expense	(98,623)	(91,606)	(276,729)	(244,341)
Less: amortization of acquired intangible assets	(3,806)	(4,380)	(12,509)	(14,198)
Less: restructuring charges	—	18	217	1,266
Total non-GAAP costs and expenses	$677,143	$570,275	$1,949,478	$1,629,833
Adjusted free cash flow:
Net cash provided by operating activities	$335,519	$443,899	$1,026,185	$1,007,712
Less: purchases of property and equipment	(170,252)	(120,372)	(389,073)	(409,913)
Plus: proceeds from sales of property and equipment	1,233	3,671	4,290	8,127
Less: equipment purchases under finance leases	—	—	—	(16,086)
Adjusted free cash flow	$166,500	$327,198	$641,402	$589,840
Adjusted net income and adjusted diluted net income per share:
Net income	$36,522	$789,179	$1,346,886	$950,293
Exclude: benefit from deferred tax assets (2)	—	(683,606)	(1,206,880)	(725,294)
Adjusted net income	$36,522	$105,573	$140,006	$224,999
GAAP diluted shares	790,523	776,002	$784,443	771,511
Adjusted diluted net income per share	$0.05	$0.14	$0.18	$0.29

(1) The non-GAAP benefit from income taxes for the nine months ended September 30, 2019 includes a benefit of $1.21 billion from the establishment of deferred tax assets from intra-entity transfers of intangible assets.
(2) The benefit from deferred tax asset in the nine months ended September 30, 2019 is primarily related to the establishment of deferred tax assets from intra-entity transfers of intangible assets. The benefit from deferred tax asset in the three and nine months ended September 30, 2018 is primarily due to net tax benefits primarily driven by the release of deferred tax assets valuation allowance for the United States and Brazil.

TWITTER, INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP CONSTANT CURRENCY REVENUE
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue, advertising revenue, data licensing and other revenue, international revenue and international advertising revenue excluding foreign exchange effect:
Revenue(1)	$824	$758	$2,452	$2,134
Foreign exchange effect on 2019 revenue using 2018 rates	1		27
Revenue excluding foreign exchange effect	$825		$2,479
Revenue year-over-year change percent	9%		15%
Revenue excluding foreign exchange effect year-over-year change percent	9%		16%

Advertising revenue	$702	$650	$2,109	$1,826
Foreign exchange effect on 2019 advertising revenue using 2018 rates	1		27
Advertising revenue excluding foreign exchange effect	$703		$2,136
Advertising revenue year-over-year change percent	8%		15%
Advertising revenue excluding foreign exchange effect year-over-year change percent	8%		17%

Data licensing and other revenue	$121	$108	$343	$307
Foreign exchange effect on 2019 data licensing and other revenue using 2018 rates	—		—
Data licensing and other revenue excluding foreign exchange effect	$121		$343
Data licensing and other revenue year-over-year change percent	12%		12%
Data licensing and other revenue excluding foreign exchange effect year-over-year change percent	12%		12%

International revenue	$358	$335	$1,099	$997
Foreign exchange effect on 2019 international revenue using 2018 rates	1		27
International revenue excluding foreign exchange effect	$359		$1,126
International revenue year-over-year change percent	7%		10%
International revenue excluding foreign exchange effect year-over-year change percent	8%		13%

International advertising revenue	$318	$302	$983	$898
Foreign exchange effect on 2019 international advertising revenue using 2018 rates	1		27
International advertising revenue excluding foreign exchange effect	$319		$1,010
International advertising revenue year-over-year change percent	5%		9%
International advertising revenue excluding foreign exchange effect year-over-year change percent	6%		12%

(1) Note the sum of advertising revenue and data licensing and other revenue does not add up to total revenue in the three months ended September 30, 2019 and the nine months ended September 30, 2018 above due to rounding.